Exhibit 99.1

COTY SUCCESSFULLY COMPLETES REFINANCING OF ITS REVOLVING CREDIT FACILITY

NEW YORK, July 14, 2023 – Coty Inc. (NYSE: COTY) (“Coty” or “the Company”), announced today that it has successfully completed the refinancing of its existing $2.0 billion revolving credit facility (the “Revolving Credit Facility”). The over-subscribed refinancing extends maturity until July 2028 at the same terms to existing facilities and welcomes a strong group of top-tier existing and new creditors into our facilities.

“We are extremely pleased to complete this well over-subscribed refinancing of our revolving credit facility, which is a major step towards extending our debt maturity profile,” said Laurent Mercier, the Company’s Chief Financial Officer. “We are grateful for the overwhelming support from both existing and new financial partners across the U.S., Europe, and other key geographies.”

About Coty Inc.

Founded in Paris in 1904, Coty is one of the world’s largest beauty companies with a portfolio of iconic brands across fragrance, color cosmetics, and skin and body care. Coty serves consumers around the world, selling prestige and mass market products in more than 130 countries and territories. Coty and our brands empower people to express themselves freely, creating their own visions of beauty; and we are committed to protecting the planet. Learn more at coty.com or on LinkedIn and Instagram.

Cautionary Note Regarding Forward-looking Statements

The statements contained in this press release include certain “forward-looking statements” within the meaning of the securities laws. These forward-looking statements reflect Coty’s current views with respect to, among other things, its credit facilities and its debt maturity profile. These forward-looking statements are generally identified by words or phrases, such as “anticipate,” “are going to,” “estimate,” “plan,” “project,” “expect,” “believe,” “intend,” “foresee,” “forecast,” “will,” “may,” “should,” “outlook,” “continue,” “target,” “aim,” “potential” and similar words or phrases. These statements are based on certain assumptions and estimates that Coty considers reasonable and are not guarantees of Coty’s future performance, but are subject to a number of risks and uncertainties, many of which are beyond Coty’s control, which could cause actual events or results to differ materially from such statements, including the factors identified in “Risk Factors” included in Coty’s Annual Report on Form 10-K for the fiscal year ended June 30, 2022 and its subsequent quarterly reports on Form 10-Q. All forward-looking statements made in this press release are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this press release, and Coty does not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

Coty provides guidance only on a non-GAAP basis and does not provide reconciliations of such forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for restructuring, integration and acquisition-related expenses, amortization expenses, adjustments to inventory, and other charges reflected in our reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

For more information contact:

Investor Relations

Olga Levinzon +1 212 389-7733

olga_levinzon@cotyinc.com

Media

Antonia Werther +31 621 394495

antonia_werther@cotyinc.com